Exhibit 10.10

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT.  THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”).  A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED WITH THE  U.S. SECURITIES AND EXCHANGE COMMISSION.

SALES REPRESENTATIVE AGREEMENT

This Sales Representative Agreement is made effective the 12th day of June, 1997 by and among Thompson Creek Canada, Ltd. (hereinafter referred to as TCM), Nissho Iwai Moly Resources, Inc. (hereinafter referred to as “NIMO”), Thompson Creek Metals Company, LLC (hereinafter referred to as “Metals”), Nissho Iwai Corporation (hereinafter referred to as “NIC”). NIC and Metals shall be referred to collectively as Sales Representative.

WHEREAS TCM and NIMO have entered into an Exploration, Development and Mine Operating Agreement (“Operating Agreement”) which Operating Agreement, among other things, establishes the Endako Joint Venture (“Endako”) for the operation of the Endako Mine and Processing Facility;

WHEREAS Endako produces technical grade molybdic oxide, molybdenum disulphide concentrates, ferromolybdenum, molybdenum oxide briquettes and Ultrapure (hereinafter referred to as “Product”);

WHEREAS pursuant to the Operating Agreement, each Participant is obligated to take in kind or separately dispose of its share of all Product in proportion to its Participating Interest, as therein defined, and to provide for the marketing and selling of its share of Product in accordance with this Agreement; and

WHEREAS each Participant desires through Endako to appoint Metals and NIC as its exclusive Sales Representatives with respect to Product, and Metals and NIC desire to accept their respective appointments as Sales Representatives of each Participant pursuant to the terms of this Agreement;

NOW THEREFORE in consideration of the premises and the mutual covenants of the parties set forth herein, the parties agree as follows:

1.                         APPOINTMENT

Endako hereby appoints NIC as its exclusive Sales Representative for the sale of Product to customers in Japan, Korea, China, Taiwan, Philippines, Thailand, Indonesia, other Asian markets as agreed by the parties and Australia, except that NIC shall not sell Ultrapure to Australian markets (NIC Territory). Endako hereby appoints Metals as its exclusive Sales Representative for the sale of Product to customers in the United States, Canada, Europe and all other areas outside the NIC territory including sales of Ultrapure in Australia (Metals Territory). Metals and NIC accept such appointments as Sales Representative of Endako in accordance with the provisions of this Agreement.

Metals sells product from the Thompson Creek Mine (“Thompson Creek Product”) into the NIC Territory. It may be advantageous for Metals to ship Product from Endako (“Endako Product”) to meet contract requirements for Thompson Creek Product in the NIC Territory and ship Thompson Creek Product to meet contract requirements for Endako Product in the Metals Territory (“Product Swap”). Metals may institute a Product Swap wit the written consent of NIC, which consent shall not be unreasonably withheld.

2.                         TERM

The term of this Agreement shall begin on the date hereof and shall remain effective through the term of the Operating Agreement.

3.                         QUANTITY

Pursuant to the Operating Agreement, Endako will adopt annual programs and budget which will anticipate the amount of Product to be produced during the following year (“Anticipated Annual Production”). In the event that actual production is equal to or greater than the Anticipated Annual Production, Endako agrees to supply NIC approximately *** of the actual production annually for sale in the NIC Territory and to supply Metals *** of the actual production annually for sale in the Metals Territory, provided that Sales Representatives are able to sell such amounts of Product at prices and at terms acceptable to Endako. If Endako produces less than the Anticipated Annual Production in any year, because of an event of force majeure as described in Section 17 of this Agreement, the amount of Product sold to NIC and Metals will be reduced equally to reflect the shortfall between the Anticipated Annual Production and the amount of actual production. Should Endako produce less than the Anticipated Annual Production for any reason other than an event of force majeure while any obligations of TCM, as defined in the Credit Facility Agreement dated June 9, 1997 among, inter alia, NIMO and Metals, are outstanding under such Agreement, Endako shall supply NIC one half of the Anticipated Annual Production for sale in the NIC Territory provided that NIC is able to sell said amount at prices and at terms acceptable to Endako. Any shortfall in Anticipated Annual Production for any reason other than an event of force majeure would be deducted from Metals’ share of Product to which it is entitled during that year.

4.                         SALES PROMOTION

Sales Representatives shall at all times use their best efforts to promote, develop and increase the sale of Products, and generally to enhance the reputation of the Products throughout the Metals Territory and NIC Territory, respectively. For these purposes, Sales Representatives shall, at their sole cost and expense:

(a)                    make such customer calls as are necessary to promote the Products, to provide reasonable technical assistance, and to determine new uses for Products;

(b)                   maintain accurate records of its activities, including but not limited to customer lists and call reports;

(c)                    circulate such product information and catalogues as Endako may provide the Sales Representatives, it being understood that such materials shall remain the property of Endako, shall be maintained in good condition by Sales Representatives and shall be returned to Endako, or otherwise disposed of, as and when Endako shall direct;

(d)                   provide Endako with such written reports as Endako may request in respect of the conduct and development of business in the Territory together with Sales Representatives’ reasoned views on prospects for the future; and

(e)                    generally do such other acts as may be conducive to the performance of Sales Representatives’ duties and obligations set for this Agreement.

5.                         SALES SOLICITATION OF ORDERS

Sales Representatives shall solicit orders for the Products in accordance with the following conditions:

(a)                    Prices shall be Endako’s prices in effect for the Metals Territory and NIC Territory respectively at the time of solicitation, subject to revision in accordance with Endako’s prices in effect at the time the order is shipped.

(b)                   Specifications of the Products shall be those supplied by Endako to Sale Representatives either generally or as applicable to a particular case. Sales Representatives shall not, except with the express written consent of Endako, give any warranty, representation or guarantee.

(c)                    Sales shall be under Endako’s trademarks and trade names, and shipments shall be made in Endako’s containers and packages.

(d)                   No quotations shall be given by Sales Representatives to customers unless the terms of such quotation have been approved by Endako.

Sales Representatives shall promptly advise Endako whenever special prices, terms or other conditions are necessary in order to secure business not otherwise obtainable. Should Endako quote to Sales Representatives any special prices, terms or conditions, they shall be limited to the subject order and shall not constitute a precedent.

6.                         ORDER PROCEDURES

Sales Representatives shall immediately transmit directly to Endako any and all orders for Products. Endako reserves the right, at its absolute discretion, to refuse to accept any order. In the event of any such refusal, Endako shall have no liability whatsoever to Sales Representatives, but Endako shall nonetheless notify Sales Representative of any such refusal. In respect of all orders accepted by Endako during the terms of this Agreement, Endako shall supply the Product directly to the customer and invoice Sales Representative directly.

7.                         INDEPENDENT CONTRACTOR

In the performance of this Agreement, Sales Representatives shall be independent contractors with respect to, and agents of, Endako. Sales Representatives are not employees of Endako and shall not present themselves to others as employees of Endako or make any implicit or explicit representations to that effect. Sales Representatives have no power or authority to pledge Endako’s credit, to enter into any agreement on behalf of Endako, or to give any warranty, representation or guarantee on behalf of Endako. Sales Representatives shall not present themselves to others as having such authority to bind or contract on behalf of Endako and shall make no implicit or explicit representation to that effect.

8.                         COMMISSIONS

Each Sales Representative shall receive a commission on sales of Product made pursuant to this Agreement of ***of the sales prices of all Products sold by both Sales Representatives during the term of this Agreement.

Sale Representatives shall be entitled to and paid their commissions monthly after Endako has received payment in full for the sale of Product. Commissions will be paid at the end of each month.

9.                         COLLECTION OF ACCOUNTS

Sales Representatives shall have full responsibility for the invoicing and collection of all accounts for Product sold by Sales Representatives as agents for Endako and delivered to a customer. Failure for any reason to collect all or part of any account when due shall be the full responsibility of Sales Representatives and Sales Representatives shall be required to remit to Endako payment for such sales on the due date specified in the sales terms between Endako and the Sales Representatives to the customers.

10.                  CONTRACT RISK

Endako shall assume all risks and full responsibility for any losses incurred due to a sales contract cancellation or non performance by a customer prior to delivery of Product to that customer. In such event, Sales Representatives shall not be liable for any payment to Endako and shall not be entitled to any commission on such sale.

11.                  PRODUCT WARRANTY

Subject to Section 5(b) Endako shall assume full responsibility for all claims received from customers relating to Product quality including chemical specifications and physical sizing specifications, as well as packaging requirements, weights, assays and damage incurred during shipment to the customer. Sales Representatives shall fully cooperate with Endako in resolving such claims.

12.                  REPRESENTATIVES’ EXPENSES

All expenses for travelling, entertainment, office, clerical, office and equipment maintenance and general selling expenses including sub-agent commissions that may be incurred by Sales Representatives in connection with this Agreement shall be borne wholly by the Sales Representatives. In no case shall Endako be responsible for such expenses.

13.                  CONFIDENTIALITY

Sales Representatives agree to keep confidential such information as Endako may from time to time impart to Sales Representatives regarding the Endako’s business affairs and customers. Sales Representatives shall not in whole or in part, now or in the future, disclose such information.

14.                  COMPLIANCE WITH LAWS

Sales Representatives shall give all necessary notices and shall comply and ensure that all Sales Representatives employees comply with all applicable laws, ordinances, governmental rules and regulations relative to the Sales Representatives activities pursuant to this Agreement. Sales Representatives acknowledge that the Product is subject to the antitrust laws of any territory or country and Sale Representatives agree to comply with any instructions to be made by Endako in respect of such antitrust laws.

15.                  INDEMNIFICATION

Sales Representatives agree to indemnify Endako, its agents, and employees against all claims, damages, losses and expenses, including reasonable attorney’s fees, arising out of the performance of Sales Representatives under this Agreement that are caused in whole or in part by Sales Representatives’ negligent acts or omissions, or by the act of anyone employed by Sales Representatives for whose acts Sales Representatives may be liable.

16.                  ASSIGNMENT

This Agreement may not be assigned or otherwise transferred by any party without the consent of the other parties hereto.

17.                  FORCE MAJEURE

Except for the obligation of make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; laws, instructions or requests of any government or governmental entity; judgments or orders of any court, inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental laws; action or inaction by any federal, provincial or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct operations beyond the reasonable expectations of the Party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection, or rebellion, fire explosion, earthquake, storm, flood, sink holes, drought or otherwise adverse weather condition; delay or failure by suppliers or transporters of materials, parts supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services, accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Party shall promptly give notice to the other Parties of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Party shall resume performance as soon as reasonably possible.

18.                  NO PARTNERSHIP

Nothing here is intended to constitute, and shall not for any purpose be construed as constituting, TCM and NIMO as partners, or otherwise to create a relationship of partnership between them with respect to the sale of Product or the operation of Endako. A reference herein to Endako shall be construed as a reference to TCM and NIMO severally subject to their rights and obligations inter se as set out in the Operating Agreement.

19.                  GOVERNING LAW

This Agreement and any disputes to this Agreement shall be construed under the laws of the Province of British Columbia.

IN WITNESS where of the parties have executed this Agreement effective as of the date first above written.

NISSHO IWAI CORPORATION		THOMPSON CREEK METALS COMPANY, LLC

By:	/s/ Illegible	By:	/s/ Illegible

Title:		Title:

Date:	June 12, 1997	Date:	June 12, 1997

NISSHO IWAI MOLY RESOURCES, INC.		THOMPSON CREEK MINING CANADA, LTD.

By:	/s/ Illegible	By:	/s/ Illegible

Title:		Title:

Date:	June 12, 1997	Date:	June 12, 1997